Exhibit 10.1

Option A

CEO RETENTION AND TRANSITION AGREEMENT

Mesa Laboratories, Inc.

This CEO Retention and Transition Agreement (this “Agreement”) is entered into by and between Gary M. Owens (“Executive”) and Mesa Laboratories, Inc. (“Company”). Capitalized terms not defined herein shall have the meanings assigned to such terms in that certain employment agreement entered into between Executive and the Company dated September 29, 2021, as amended (the “Employment Agreement”).

Recitals

WHEREAS, Executive serves as Chief Executive Officer of the Company pursuant to the Employment Agreement;

WHEREAS, Executive’s employment is currently scheduled to end on or about June 5, 2026; and

WHEREAS, the Company and Executive desire for Executive to transition from his role as Chief Executive Officer of the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein, Executive and the Company hereby agree as follows:

Agreement

1.    Transition Period Employment. Employee hereby agrees to remain employed as the Chief Executive Officer of the Company through the date on which the new Chief Executive Officer of the Company commences employment or such earlier date as may be determined by the Board (the “CEO Transition Date”). The CEO Transition Date is expected to occur in late March or April of 2026. Until the CEO Transition Date, Executive shall continue to have the ordinary and customary duties of such role as set forth in Section 1 of the Employment Agreement, and also agrees to perform such succession and transition activities as are reasonably requested by the Company’s Board, including, but not limited to, using his reasonable best efforts to implement the Board’s CEO transition communication strategy and to ensure a smooth transition of his duties, knowledge, internal and external relationships, and the Company’s leadership function to the successor Chief Executive Officer. Prior to the CEO Transition Date, Employee shall continue to devote substantially all his full business time and attention and best efforts to the duties of his position, as set forth herein. Employee’s compensation and benefits through the CEO Transition Date shall continue unaffected by this Agreement.

2.    Post-CEO Transition Date Employment. Provided Executive fulfills his commitments in Section 1, above as well as his commitments in his Employment Agreement and Confidentiality, Non-Compete and Non-Solicitation Agreement entered into effective as of July 9, 2025 as amended by this Agreement (“Non-Compete Agreement”), the Company shall permit Executive to remain in the Company’s employment in a non-executive capacity following the CEO Transition Date and through June 22, 2026 (such date being the “Expiration Date,” and the period of employment following the CEO Transition Date being the “Post-CEO Term”). During the Post-CEO Term, Employee’s responsibilities shall consist primarily of being reasonably available to the Company and the successor Chief Executive Officer to assist in transition matters, and to consult on any Company matters of which he has knowledge. Executive shall be expected to perform such duties from his home or such other US domestic location as is reasonably acceptable to Executive and the Company. During the Post-CEO Term, Employee agrees to reasonably cooperate with the Company and its representatives in connection with any investigation or litigation or handling of any matter that may have occurred during Employee’s tenure as CEO. Employee’s compensation and benefits during the Post-CEO Term shall generally continue unaffected by this Agreement; provided, however, that Executive shall not be entitled to any new equity awards, nor shall Executive be entitled to any special perquisites or benefits that are not provided to Mesa’s domestic employees generally. For avoidance of doubt, Executive’s existing equity awards shall remain outstanding and shall continue to vest in accordance with their terms based on Executive’s continued employment during the Post-CEO Term.

3.    Early Termination. The Company shall be entitled to terminate Executive’s employment prior to the Expiration Date (i) for Cause, in accordance with Section 5(c) of the Employment Agreement, or (ii) in the event Executive fails to materially fulfill his commitments in Sections 1 and 2, above or in his Employment Agreement or the Non-Compete Agreement. In addition, Executive’s employment shall terminate automatically upon Executive’s death. In the event the Executive’s employment is terminated prior to the Expiration Date for any reason other than for Cause, the Termination Date for purposes of calculating severance payments and benefits in accordance with Section 4, below, shall be deemed to be the later of (i) June 5, 2026, or (ii) the actual date of termination (although the foregoing shall not affect the date(s) of payment, which shall still be based off of Executive’s actual Termination Date). In addition, if the actual Termination Date occurs before June 5, 2026, then unless such termination is for Cause, Executive also will continue to receive Executive’s Base Salary on regularly scheduled pay dates for the period from the Termination Date through June 5, 2026.

4.    Severance Benefits. Upon Executive’s termination of employment for any reason other than for Cause (as set forth in Section 3(i), above), Executive shall be entitled to the severance payments and benefits set forth in Section 7(d) of the Employment Agreement (Termination by the Company Without Cause or by the Executive for Good Reason Other Than in Connection with a Change of Control) determined based on his actual or deemed Termination Date (i.e. the Expiration Date or any earlier deemed Termination Date under Section 3, above), subject to and contingent upon Executive complying with all the terms and conditions of the Employment Agreement, including the Release requirement in Section 7(g) of the Employment Agreement. Executive shall also be entitled to any accelerated vesting that may apply under the terms and conditions of his Performance Stock Unit agreement dated October 28, 2021 (the “Special PSU Agreement”), under the terms of any other of his Performance Stock Unit agreements, and as may otherwise be set forth on Appendix I (any other Performance Stock Unit Agreements and Appendix I being the “Other Agreements”). Executive is also entitled to rights under Section 14 (Indemnification and Advancement of Expenses) of the Employment Agreement as well as Accrued Compensation under the Employment Agreement. Executive acknowledges and agrees that Appendix I hereto accurately and definitively sets forth the payments and benefits to which Executive is entitled under Section 7(d) (ii) through (iv) of the Employment Agreement (to the extent applicable) and under the Special PSU Agreement and the Other Agreements assuming his Termination Date is the Expiration Date, or the methodology for determining same. In the event it is later determined that there is a discrepancy between Appendix I and the Employment Agreement or the Special PSU Agreement or the Other Agreements, the terms of Appendix I shall control. Executive and the Company agree further that in the event Executive’s Termination Date occurs prior to the Expiration Date pursuant to Section 3, above, that the methodologies set forth on Appendix I shall be applied mutatis mutandis to the Executive’s deemed Termination Date under Section 3, above. Executive and the Company agree that the form of release attached hereto as Appendix II shall be the Release used by the parties in the event Executive’s Termination Date is the Expiration Date. In no event shall Executive be entitled to any severance payments or benefits if his employment is terminated for Cause.

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5.    Cessation of Service on Board of Directors. Executive's service as a member of the Board, and as a member of the board of directors or other governing body of any Company subsidiary or affiliate, shall cease immediately upon execution of this Agreement, and this Section 5 shall constitute a resignation notice for such purpose.

6.    Employment Agreement, Non-Compete Agreement and Other Agreements. This Agreement is specifically intended to modify the Employment Agreement with respect to the terms and conditions set forth herein, and to the extent that there is any conflict between the terms and conditions of this Agreement and the terms and conditions of the Employment Agreement, the terms and conditions of this Agreement shall control. Any terms of the Employment Agreement that are not modified by this Agreement shall remain in full force and effect. In addition, nothing in this Agreement supersedes or replaces any other obligation Executive has to the Company or any of its subsidiaries or affiliates with respect to confidentiality or non-disclosure, non-solicitation or the assignment of intellectual property rights, which obligations and agreements remain in full force and effect, subject to the change to the Non-Compete Agreement that may go into effect upon execution and non-revocation of the Release attached hereto as Appendix II (as set forth in Section 5 thereof).

7.    Applicable Law; Dispute Resolution; Miscellaneous Provisions. The Company and Executive hereby agree that the provisions of Section 28 (Applicable Law) and Section 29 (Resolution of Disputes; Waiver of Jury Trial) of the Employment Agreement shall apply to this Agreement.

8.    Attorneys’ Fees. The Company will reimburse you for, or directly pay, up to $10,000 for the fees you incur in the review, negotiation and execution of this Agreement.

9.    Counterparts. This Agreement may be executed in one or more counterparts and may be delivered by facsimile or via electronic means such as PDF, and each such counterpart and/or facsimile/electronic signature shall be deemed to be an original, and all of which when taken together shall constitute one executed agreement.

10.   Review. Employee expressly warrants that: (a) Executive has read and fully understands this Agreement; (b) Executive has had the opportunity to consult with legal counsel of Executive’s own choosing and to have the terms of this Agreement fully explained to Executive; (c) Executive is not executing this Agreement in reliance on any promises, representations or inducements other than those contained in this document; and (d) Executive is executing this Agreement voluntarily, free of any duress or coercion employment.

[Remainder of Page Intentionally Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date(s) set forth adjacent their signatures below.

Mesa Laboratories, Inc.

By:	Date:
Name:
Title:

Executive

Date:
Name: Gary M. Owens

APPENDIX I

Severance Payments and Benefits

In the event Executive remains employed through the Expiration Date, complies with the terms and conditions of the CEO Retention and Transition Agreement (and any agreements referenced therein), and timely executes the Release, the severance payments and benefits for which Executive is eligible under Section 7(d) of the Employment Agreement (other than the Accrued Compensation), the Special PSU Agreement, and the Other Agreements, would be as follows:

Severance Item	Calculation Methodology	Payment or Benefit
Cash Payment under Section 7(d)(ii)(A)[1]	1x Base Salary of $815,000 + 1x Target Bonus of $896,500	$1,711,500
Pro-Rata Bonus under Section 7(d)(ii)(B) [1]

Pro-rated bonus for FY’27 based on the greater of (i) Target Bonus of $896,500, or (ii) what the Annual Bonus would have been based on achievement of the applicable FY’27 performance goals (“FY’27 Bonus”).

Pro-ration factor is 0.227397, which is the result of (x) 83 days worked in FY’27, divided by (y) 365 days in FY’27.

Minimum amount is $203,861.64 Actual amount to be determined following the end of FY’27, based on the following formula: 0.227397 multiplied by the greater of (x) $896,500, or (y) FY’27 Bonus.
Accelerated Vesting of unvested time-vested equity under 7(d)(iii)(A)	N/A	N/A
Accelerated Vesting of equity awards under 7(d)(iii)(B), the Special PSU Agreement, or the Other Agreements[2]
● RSUs
Grant Date: 6/18/2024 Unvested: 8,450 (Scheduled to vest on 6/18/2027)	Tranche scheduled to vest within 12 months of the Termination Date shall vest.

Vesting of tranche of 8,450 RSUs that was regularly scheduled to vest on 6/18/2027, to be settled at the time set forth in and in accordance with the RSU agreement and if Termination Date was due to death, the Employment Agreement.

Grant Date: 6/15/2025 Unvested: 16,422 (Scheduled to vest in two tranches, (i) ½ on 6/13/2027, and (ii) 1/2 on 6/13/2028)	Tranche scheduled to vest within 12 months of the Termination Date shall vest.

Vesting of tranche of 8,211 RSUs that was regularly scheduled to vest on 6/13/2027, to be settled at the time set forth in and in accordance with the RSU agreement. Remaining 8,211 unvested RSUs are cancelled unless Termination Date was due to death in which case all 16,422 RSUs vest and are settled in accordance with the Employment Agreement.

● PSUs
Grant Date: 10/28/2021 Unvested: 11,559 (Performance period has ended, vesting is based solely on continued service through 10/27/2026)	Tranche scheduled to vest within 12 months of the Termination Date shall vest.	Vesting of tranche of 11,559 PSUs that was regularly scheduled to vest on 10/27/2026, to be settled at the time set forth in and in accordance with the Special PSU Agreement.
Grant Date: 6/18/2024 Unvested: 12,804 (At target. Performance period is still ongoing. Award is based on financial metrics.)	PSUs that are otherwise scheduled to vest within twelve months of the Termination Date will vest at the higher of (x) target, or (y) actual.

Minimum vesting of 12,804 PSUs, with the actual amount to be determined at the end of the performance period. Vested PSUs to be settled at the time set forth in and in accordance with the PSU agreement.

Grant Date: 6/18/2024 Unvested: 9,621 (At target. Performance period is still ongoing. Award is based on rTSR.)	PSUs that are otherwise scheduled to vest within twelve months of the Termination Date will vest at the higher of (x) target, or (y) actual.

Minimum vesting of 9,621 PSUs, with the actual amount to be determined at the end of the performance period. Vested PSUs to be settled at the time set forth in and in accordance with the PSU agreement.

Grant Date: 6/15/2025 Unvested: 23,604 (At target. Performance period is still ongoing. Award is based on rTSR.)

PSUs that are not otherwise scheduled to vest within twelve months of the Termination Date, but that were granted 12 months or more prior to the Termination Date, are pro-rated at the Termination Date and will vest at the lower of (x) target, or (y) actual.

Target award pro-rated to 8,019 PSUs at the Termination Date, with the actual amount vested to be determined at the end of the performance period. Vested PSUs to be settled at the time set forth in and in accordance with the PSU agreement.

Note – if the Termination Date is due to death, then as opposed to the above, PSUs shall vest and are settled in accordance with the “termination upon death” provisions of the Employment Agreement.

● Options
See grant details below	N/A (All option grants are vested)	N/A (All option grants are vested)

Extension of Option Exercise Period under 7(d)(iii)(C) [2]
Grant Date: 9/1/2021 Shares: 15,786 Unvested: 0 Exercise Price: $268.85	Option expiration date is the sooner of (x) 14 months after the Termination Date, or (y) the regularly scheduled expiration date.	Expiration date is 14 months from the Termination Date.
Grant Date: 6/15/2022 Shares: 16,353 Unvested: 0 Exercise Price: $185.57	Option expiration date is the sooner of (x) 14 months after the Termination Date, or (y) the regularly scheduled expiration date.	Expiration date is 14 months from the Termination Date.
Grant Date: 6/21/2023 Shares: 17,896 Unvested: 0 Exercise Price: $131.67	Option expiration date is the sooner of (x) 14 months after the Termination Date, or (y) the regularly scheduled expiration date.	Expiration date is 14 months from the Termination Date.

Cash Payment under 7(d)(iv) [1]	The product of (x) 24 multiplied by (y) the excess of (i) monthly COBRA premium in effect for Executive and his dependents, less (ii) the monthly premium cost for such coverage for active employees.	To be determined on or around the Termination Date.

1.

In the event Section 7(e) of the Employment Agreement becomes applicable (Termination by the Company Without Cause or by the Executive for Good Reason in Connection with a Change of Control), then instead of the benefits described in Section 7(d)(ii) and 7(d)(iv) of the Employment Agreement, the Executive shall be entitled to the benefits described in Section 7(e)(ii) and 7(e)(iii) of the Employment Agreement.

2.	The provisions of Section 8 of the Employment Agreement and of Section 8.2 of the Equity Plan shall apply in the event of a Change in Control.

APPENDIX II

Legal Release

This Legal Release (“Release”) is between Mesa Laboratories, Inc. (the “Company”) and Gary M. Owens (“Executive”) (each a “Party,” and together, the “Parties”).

Recitals

A. Executive and the Company are parties to a Retention and Transition Agreement to which this Release is appended as Appendix II (the “Retention and Transition Agreement”).

B. Executive’s employment was terminated on June 22, 2026 (the “Termination Date”) and Executive wishes to receive the severance compensation and benefits described in Appendix I of the Retention and Transition Agreement (the “Severance Payments and Benefits”).

C. Executive and the Company wish to resolve all claims between them arising from or relating to any act or omission predating the Termination Date of June 22, 2026.

Agreement

The Parties agree as follows:

1.    On the condition that Executive signs and does not rescind this Release as set forth below, the Company shall pay to or provide Executive with the Severance Payments and Benefits specified in Appendix I of the Retention and Transition Agreement, as, when and on the terms and conditions specified in the Retention and Transition Agreement or in the relevant documents referenced in the Retention and Transition Agreement.

2.    Executive, on behalf of Executive and Executive’s heirs, personal representatives and assigns, and any other person or entity that could or might act on behalf of Executive, including, without limitation, Executive’s counsel (all of whom are collectively referred to as “Executive Releasers”), hereby fully and forever releases and discharges the Company, its present, past, and future parents, affiliates and subsidiaries, and each of their past, present and future officers, directors, employees, shareholders, independent contractors, attorneys, insurers and any and all other persons or entities that are now or may become liable to any releaser due to any releasee’s act or omission, (all of whom are collectively referred to as “Executive Releasees”) of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that Executive Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring on or before the date that Executive signs this Release, without regard to present actual knowledge of such acts or omissions, including specifically, but not by way of limitation, matters which may arise at common law, such as breach of contract, express or implied, promissory estoppel, wrongful discharge, tortious interference with contractual rights, infliction of emotional distress, defamation, or under federal, state or local laws, such as the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and any civil rights law of any state or other governmental body, and the failure of the Retention and Transition Agreement, or of any other employment, severance, profit sharing, bonus, equity incentive or other compensatory plan to which Executive and the Company are or were parties, to comply with, or to be operated in compliance with, Internal Revenue Code Section 409A, or any similar provision of state or local income tax law; provided however, that notwithstanding the foregoing or anything else contained in this Release, the release set forth in this Section shall not extend to: (i) any rights arising under the Retention and Transition Agreement that have not been paid or provided as of the Termination Date; (ii)  any claims arising after the date that Executive signs this Release; (iii) any vested rights under any pension, retirement, profit sharing or similar plan; (iv) Executive’s rights, if any, to indemnification, and/or defense under any Company certificate of incorporation, bylaw and/or policy or procedure, agreement (including this Release) or under any insurance contract, in connection with Executive’s acts and omissions within the course and scope of Executive’s employment with the Company; or (v) any rights or remedies that cannot by law be waived by private agreement. Executive hereby warrants that Executive has not assigned or transferred to any person any portion of any claim which is released, waived and discharged above. Executive further states and agrees that Executive has not experienced any illness, injury, or disability that is compensable or recoverable under the worker’s compensation laws of any state that was not reported to the Company by Executive before the Termination Date. Executive has specifically consulted with counsel, or had an opportunity to consult with counsel, with respect to the agreements, representations, and declarations set forth in the previous sentence. Executive understands and agrees that by signing this Release, Executive is giving up any right to bring any legal claim against the Company concerning, directly or indirectly, Executive’s employment relationship with the Company, including Executive’s separation from employment. Executive agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of the Company and the Executive Releasees, to include all actual or potential legal claims that Executive may have against the Company and/or the Executive Releasees, whether known or unknown, except as specifically provided otherwise in this Release.

3.    In order to provide a full and complete release, Executive understands and agrees that this Release is intended to include all claims, if any, covered herein that Executive may have and not now know or suspect to exist in Executive’s favor against any Executive Releasee and that this Release extinguishes such claims. Thus, Executive expressly waives all rights under any statute or common law principle in any jurisdiction that provides, in effect, that a general release does not extend to claims which the releasing party does not know or suspect to exist in Executive’s favor at the time of executing the release, which if known by Executive must have materially affected Executive’s settlement with the party being released. The parties agree that nothing contained herein, and no action taken by any party hereto with regard to this Release, shall be construed as an admission by any party of liability or of any fact that might give rise to liability for any purpose whatsoever. Executive represents and warrants that Executive has no knowledge of the existence of any lawsuit, charge, or proceeding against any Executive Releasee arising out of or otherwise connected with any of the matters herein released. In the event that any such lawsuit, charge, or proceeding has been filed, Executive immediately will take all actions necessary to withdraw or terminate that lawsuit, charge, or proceeding, unless the requirement for such withdrawal or termination is prohibited by applicable law. Notwithstanding any other provision of this Section, however, nothing in this Section is intended or shall be construed to limit or otherwise affect in any way Executive’s rights under this Release.

4.    Executive agrees and acknowledges that Executive: (i) understands the language used in this Release and the Release’s legal effect; (ii) is specifically releasing all claims and rights under the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq.; (iii) will receive compensation under this Release to which Executive would not have been entitled without signing this Release; (iv) has been advised by the Company to consult with an attorney and has had an opportunity to consult with an attorney before signing this Release; and (v) was given at least twenty-one (21) days to consider whether to sign this Release. For a period of seven (7) days after Executive signs this Release, Executive may, in Executive’s sole discretion, rescind this Release by delivering a written notice of rescission to the Company’s [•] Department ([•]). If Executive rescinds this Release within seven (7) calendar days after Executive signs the Release, or if Executive does not sign this Release by [DATE], which is no less than twenty-one (21) days after this Release was provided to Executive, this Release shall be void, all actions taken pursuant to this Release shall be reversed, and neither this Release nor the fact of or circumstances surrounding its execution shall be admissible for any purpose whatsoever in any proceeding between the Parties, except in connection with a claim or defense involving the validity or effective rescission of this Release. If Executive does not rescind this Release within seven (7) calendar days after the day Executive signs this Release, this Release shall become final and binding and shall be irrevocable.

5.    Executive acknowledges that Executive has received, without condition, all compensation, leave (paid or unpaid), bonuses, stock, shares, stock units, stock options, equity, or other benefits of employment to which Executive is entitled for Executive’s work up to Executive’s last day of employment with the Company, and that Executive is not entitled to any further pay or benefit of any kind, for services rendered or any other reason, other than the Severance Payments and Benefits described in Appendix I of the Retention and Transition Agreement, to the extent not already paid. Executive acknowledges and agrees that, except as specifically set forth below, this Release does not alter any promises of Executive made prior to or during Executive’s employment concerning intellectual property, confidentiality, return of Company property and information, non-solicitation, non-competition, or cooperation, or any other covenants or obligations of Executive that apply following termination of employment. These promises survive and remain in force in accordance with their terms and Executive’s receipt of the Severance Payments and Benefits under the Retention and Transition Agreement are conditioned on Executive’s compliance with any restrictive covenant (including non-competition and non-solicitation), confidentiality, intellectual property protection, or assignment of inventions agreements applying to Executive. Notwithstanding the foregoing, the Non-Compete Agreement is modified by deleting in Section 2(b) the language after the defined term “(Person)” and substituting the following language: “which is in the business of providing products or services in the nature of or substantially similar to those of the Business as of the Termination Date (as defined in the Employment Agreement), or which otherwise competes with the Business as in effect on the Termination Date, in each case anywhere in the world (the “Territory”).” Executive agrees that, unless the Company consents in writing, Executive will not apply for any job or position as an employee, consultant, independent contractor, or otherwise, with the Company or its affiliates or subsidiaries. Executive warrants that no such applications are pending at the time this Release is executed.

6.    Executive agrees that the only thing of value that Executive will receive by signing this Release is the Severance Payments and Benefits described in Appendix I of the Retention and Transition Agreement.

7.    Executive understands that nothing contained in this Release limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Release does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Notwithstanding the foregoing, Executive waives any right to any monetary recovery or other relief should any party, including, without limitation, any federal, state or local governmental entity or administrative agency, pursue any claims on Executive’s behalf arising out of, relating to, or in any way connected with the Released Claims, provided, however, this Release does not limit Executive’s right to receive a reward for information provided to any Government Agencies.

8.    EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS RELEASE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

9.    If any provision of this Release is held illegal, invalid, or unenforceable, such holding shall not affect any other provisions hereof. In the event any provision is held illegal, invalid, or unenforceable, such provision shall be limited so as to give effect to the intent of the parties to the fullest extent permitted by applicable law. Any claim by Executive against the Company shall not constitute a defense to enforcement by the Company. The Company may assign its rights under this Release. No other assignment is permitted except by written permission of the parties. This Release may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and electronic signatures shall be treated as originals.

NOTE: DO NOT SIGN THIS LEGAL RELEASE UNTIL AFTER EXECUTIVE’S FINAL DAY OF EMPLOYMENT.

IN WITNESS WHEREOF, the parties have executed this Release on the dates set forth below.

Mesa Laboratories, Inc.

By:	Date:
Name:
Title:

Executive

Date:
Name: Gary M. Owens